EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Plumtree Software, Inc.

We consent to incorporation herein by reference in this registration statement on Form S-8 of Plumtree Software, Inc. of our report dated May 10, 2002, except for Note 7 which is as of May 17, 2002 and Note 15 which is as of May 31, 2002, which report appears in the registration statement (No. 333-45950) on Form S-1 of Plumtree Software, Inc.

KPMG LLP
Mountain View, California
June 3, 2002